Exhibit 1(tt)

BLACKROCK FUNDSSM

(A Massachusetts Business Trust)

Certification of Classification of Shares

The undersigned, Secretary of BlackRock FundsSM (the “Fund”), does hereby certify that at a meeting of the Board of Trustees of the Fund duly held on November 9, 2017, the Trustees of the Fund, acting pursuant to Article V of the Fund’s Declaration of Trust, dated December 22, 1988, as amended through Amendment No. 4 thereof effective as of January 31, 1998 (the “Declaration”), did authorize the classification of an unlimited number of unissued and unclassified shares of beneficial interest of the Fund into a class of shares with the alphabetical designation KKKKK, with the supplemental designation iShares Municipal Bond Index Fund (the “Portfolio”) and to further divide such class into classes with the same alphabetical designation as follows: KKKKK-2, KKKKK-3, and KKKKK-18, representing interests in Investor A Shares, Institutional Shares and Class K Shares of the Portfolio; with all of the rights and preferences of such shares set forth in the Declaration and in this Certification of Classification of Shares of the Fund as set forth below:

(1) each Investor A, Institutional and Class K Share of the Portfolio shall represent the same interest in the Portfolio and have identical preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption as all other classes of shares of beneficial interest of the Portfolio, except for such rights and preferences and terms and conditions as determined from time to time and set forth in the Registration Statement, as the same may be amended or supplemented from time to time, with respect to the offering of such shares; and further that: (i) expenses related to the shareholder servicing of the Investor A, Institutional or Class K Shares shall be borne solely by such class and such class shall have exclusive voting rights with respect to matters relating to the expenses being borne solely by such class; and (ii) such shareholder servicing expenses borne solely by Investor A, Institutional or Class K Shares shall be appropriately reflected (in the manner determined by the Board) in the net asset value, dividends, distribution and liquidation rights of the shares of such class;

(2) all consideration received by the Fund for the issue or sale of Investor A Shares, Institutional Shares and Class K Shares of the Portfolio, shall be invested and reinvested with the consideration received by the Fund for the issue and sale of all other shares of the Portfolio, together with all income, earnings, profits and proceeds thereof, including (i) any proceeds derived from the sale, exchange or liquidation thereof, (ii) any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, and (iii) any general assets of the Fund allocated to shares of the Portfolio by the Board of Trustees in accordance with the Fund’s Declaration; and each share class of the Portfolio shall share on the basis of relative net asset values (or on such other basis established by the Trustees or officers of the

Exhibit 1(tt)

Fund) with such other classes of shares in the Portfolio in such consideration and other assets, income, earnings, profits and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation thereof, and any assets derived from any reinvestment of such proceeds in whatever form;

(3) in determining the income attributable to each share of each particular share class of the Portfolio: any general expenses and liabilities of the Fund allocated by the Board of Trustees to the portfolios of the Fund shall be allocated among all portfolios on the basis of relative net asset values (or on such other basis established by the Trustees or officers of the Fund), and any expenses and liabilities of the Fund allocated by the Board of Trustees to the Portfolio shall be allocated among the share classes included in the Portfolio on the basis of relative net asset values (or on such other basis established by the Trustees or officers of the Fund), except that to the extent permitted by rule or order of the Securities and Exchange Commission, shares with the designation KKKKK-2 shall bear all (1) expenses and liabilities relating to Investor A Shares of the Portfolio payable under the Fund’s Distribution and Service Plan, and (2) other expenses and liabilities directly attributable to such shares which the Trustees of the Fund determine should be borne solely by such shares; shares with the designation KKKKK-3 shall bear all (1) expenses and liabilities relating to Institutional Shares of the Portfolio payable under the Fund’s Distribution and Service Plan, and (2) other expenses and liabilities directly attributable to such shares which the Trustees of the Fund determine should be borne solely by such shares; and shares with the designation KKKKK-18 shall bear all (1) expenses and liabilities relating to Class K Shares of the Portfolio payable under the Fund’s Distribution and Service Plan, and (2) other expenses and liabilities directly attributable to such shares which the Trustees of the Fund determine should be borne solely by such shares;

(4) except as otherwise provided in this Certification, each share of the Portfolio shall have all the preferences, conversion and other rights, voting powers, restrictions, limitations, qualifications and terms and conditions of redemption as set forth in the Fund’s Declaration and shall have the same voting powers, provided that: (i) when expressly required by law, or when otherwise permitted by the Board of Trustees acting in its sole discretion, shares shall be voted by individual class and/or series; and (ii) only shares of the respective class, classes and/or series, as the case may be, affected by a matter shall be entitled to vote on such matter, and provided further that without affecting any provisions in the Fund’s Declaration, shares of each class shall be subject to the express right of the Fund to redeem shares of such class at any time if the Trustees determine in their sole discretion and by majority vote that failure to so redeem may have adverse consequences to the holders of the shares of such class, and upon such redemption the holders of the shares so redeemed shall have no further right with respect thereto other than to receive payment of the redemption price; and

Exhibit 1(tt)

(5) each share of the Portfolio issued for the purchase price established in the Portfolio’s Registration Statement, as the same may be amended or supplemented from time to time, will be validly issued, fully paid and non-assessable.

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WITNESS my hand this 30th day of May, 2018.

/s/ Benjamin Archibald
Benjamin Archibald
Secretary